Exhibit 99.1
Investor and Financial Contacts:
Eileen Pattinson
Investor Relations
(760) 603-7208
Life Technologies Announces Fourth Quarter and Fiscal Year 2010 Results
Fourth quarter GAAP earnings per share of $0.37, and non-GAAP earnings per share of $0.90
Full year GAAP earnings per share of $1.99, and non-GAAP earnings per share of $3.55
Free cash flow of $183 million in the fourth quarter, and full year free cash flow of $614 million
CARLSBAD, CA, February 3, 2011 — Life Technologies Corporation (NASDAQ: LIFE) today announced results for its fourth quarter and full year ending December 31, 2010. Non-GAAP revenue for the fourth quarter was $934 million, resulting in full year non-GAAP revenues of $3.6 billion, an increase of 9 percent over the $3.3 billion reported for 2009. Excluding the impact of currency, and acquisitions, organic revenue for the quarter grew 5 percent over the same period in the previous year and 7 percent for the full year. Excluding H1N1 and the large Japanese forensics order from last year’s numbers, organic growth was 9 percent for the fourth quarter and a record 9 percent for the full year.
“I’m very pleased with our performance in the fourth quarter and throughout 2010,” said Gregory T. Lucier, Chairman and Chief Executive Officer of Life Technologies. “We made great strides as a company, including completing the integration a year ahead of schedule, launching numerous new products, and building out world-class operations. Looking ahead, we are well positioned to drive strong revenue growth and earnings with a robust pipeline of innovative products that continue to extend our reach into new end markets and geographies.”
Analysis of Fourth Quarter 2010 and Fiscal Year 2010 Results
•	Fourth quarter non-GAAP 2010 revenue increased 7 percent over the previous year, a result of strong growth in the Genetic Systems and Cell Systems divisions. Revenue growth without the impact from currency, completed acquisitions and divestitures was 5 percent. Foreign currency exchange had no impact on revenue and prior acquisitions and divestitures contributed 2 points to reported revenue growth.

•	Full year non-GAAP 2010 revenue increased 9 percent over the previous year. Full year revenue growth excluding the impact from currency, completed acquisitions and divestitures was 7 percent. Foreign currency exchange had a positive 1 point effect and prior acquisitions and divestitures contributed 1 point to reported revenue growth.

•	Non-GAAP gross margin in the fourth quarter was 64.6 percent, 40 basis points lower than the prior year primarily due to mix. Full year non-GAAP gross margin was 66.8 percent, 50 basis points higher than prior year due to the positive impact of price and manufacturing productivity, offset by the negative impact of mix.

•	Non-GAAP operating margin was 26.3 percent in the fourth quarter, an increase of approximately 50 basis points over the same period in 2009. Full year operating margin was 28.7 percent, an increase of approximately 210 basis points over prior year. The increase in operating margin for the fourth quarter and the full year primarily resulted from acquisition related synergies.

•	The non-GAAP tax rate was 21.0 percent for the fourth quarter and 26.7 percent for the full year. The lower tax rate is the result of the extension of the federal R&D tax credit which reduced the fourth quarter tax rate by 3 points. Other items contributing to the lower tax rate include an adjustment to reflect changes in legislation regarding the treatment of non-US income, greater income earned in lower tax rate jurisdictions, and one-time benefits from the integration of acquired subsidiaries. These other items reduced the fourth quarter tax rate an additional 4.5 points.

•	Diluted weighted shares outstanding were 191 million in the fourth quarter.

•	Cash flow from operating activities for the fourth quarter was $225 million. Fourth quarter capital expenditures were $42 million and resulting free cash flow was $183 million. The company ended the quarter with $855 million in cash and short-term investments, including $18 million held as restricted cash.

•	The following analysis of diluted earnings per share identifies specific items that affect the comparability of results between periods. Reconciliations between the company’s GAAP and non-GAAP results for the periods reported are presented in the attached tables and on the company’s Investor Relations page at www.lifetechnologies.com.

	Three Months Ending Dec 31
	2010	2009	%
GAAP earnings per share	$0.37	$0.26	42%
Non-cash interest expense (FSP APB14-1)	0.03	0.04
Business integration and other charges	0.10	0.19
Amortization of debt issuance costs	—	0.02
Amortization of acquisition related expenses	0.40	0.29

Non-GAAP earnings per share	$0.90	$0.80	13%

Business Highlights:
•	Genetic Systems division non-GAAP revenue was $246 million in the fourth quarter, an increase of 11 percent over the same period last year. Organic revenue growth was 11 percent, the result of continued double digit growth in next generation sequencing and forensics and mid single-digit growth in capillary electrophoresis sequencing. Full year non-GAAP revenue was $946 million, an increase of 11 percent over the prior year. Full year organic revenue growth was 10 percent, the result of 50 percent growth in next generation sequencing, mid-single digit growth in capillary electrophoresis sequencing and mid-teens growth in forensics. Excluding the impact of the prior year Japanese Police order, organic growth was 16 percent for the quarter and 13 percent for the full year.

•	Molecular Biology Systems division non-GAAP revenue was $445 million in the fourth quarter, an increase of 2 percent over the same period last year. Organic revenue growth for the division was a negative 1 percent, due to a difficult year over year comparison resulting from H1N1 related sales. Excluding the impact of this comparison, fourth quarter organic growth was 4 percent. Full year non-GAAP revenue was $1.7 billion, an increase of 6 percent over the prior year. Full year organic growth was 3 percent, and 6 percent excluding the impact from prior year H1N1-related sales.

•	Cell Systems division non-GAAP revenue was $238 million in the fourth quarter, an increase of 11 percent over the same period last year. Organic revenue growth was 11 percent, the result of strong demand across the portfolio, including double digit growth in bioproduction and the Dynal beads business. Full year non-GAAP revenue was $904 million, an increase of 13 percent over the prior year.

•	Regional organic growth rates for the quarter compared to the same quarter of the prior year were as follows: the Americas increased 7 percent, Europe 3 percent, and Asia Pacific 12 percent. Japan declined 4 percent. Full year organic growth rates were as follows: the Americas increased 7 percent, Europe 4 percent, Asia Pacific 15 percent, and Japan 4 percent.

•	Revenue from orders transacted through Life Technologies’ eCommerce channels grew 25 percent during the quarter and 21 percent for the full year. 55 percent of all transactions are now processed using eCommerce platforms.

•	The company achieved the 3-year synergy goal related to the acquisition of Applied Biosystems one year ahead of schedule. By the end of 2010, the company put action plans in place to achieve $175 million in annualized synergies.
Company and Technology Highlights:
•	The company launched numerous products in 2010, including over 850 new consumable kits and reagents designed to accelerate the pace of discovery by making research simpler, faster, and more accurate. Life Technologies innovative consumables and kits are distributed throughout the world, and are supported by industry leading sales and customer service organizations.

•	The company announced today that five of the world’s leading researchers will present the results of their DNA sequencing experiments at the Advances in Genome Biology and Technology meeting. The experiments were run on the recently launched Personal Genome Machine (PGM), the first in a series of product launches using Ion Torrent technology. The Ion Torrent technology revolutionizes DNA sequencing through the use of semiconductor technology, resulting in a simpler, faster, less expensive and more scalable solution than other sequencing technologies.

•	In the fourth quarter the company launched the Qubit 2.0 Fluorometer benchtop device, adding to its leading line of benchtop devices designed to automate and simplify workflows. Qubit 2.0 is designed for use with biological samples that require careful handling. This latest advancement in benchtop instrumentation quantitates precious samples of DNA, RNA, and proteins with accuracy, sensitivity, speed, and ease-of-use.

•	The Scientist Magazine ranked the AttuneTM Acoustic Focusing Cytometer as one of the Top Ten Innovations of 2010. Attune is a first of its kind cytometry system designed to use sound waves to precisely control the movement of cells. The result is a system that allows scientists to more easily and quickly interpret complex data, saving time and increasing productivity in the lab.

•	In an effort to enable more effective monitoring of the food supply the company launched several new real-time PCR based detection kits designed to help food producers test for harmful pathogens such as Salmonella, one of the most common causes of food-borne illness. These validated tests rapidly identify pathogens and help to enable food producers to conform to the FDA’s new stringent testing standards for food safety.

•	Demonstrating the company’s continued global leadership in business, environmental, and social issues, Life Technologies was named to Dow Jones Sustainability Index for the third year in a row. The company is ranked among the top 250 of the 2,500 largest global companies in terms of sustainability and has the index’s highest biotechnology sector ranking in corporate citizenship, operational eco-efficiency, and workplace safety.
Fiscal Year 2011 Outlook
Subject to the risk factors detailed in the Safe Harbor Statement section of this release, the company provided its expectations for fiscal year 2011 financial performance. Organic revenues are expected to increase in the mid-single digits. This level of organic revenue growth is expected to result in approximately $3.80 to $3.95 of non-GAAP earnings per share. Including the foreign currency hedges already in place, currency is expected to have no impact on revenue growth rates in 2011 and a $0.13 negative impact on earnings per share. The company will provide further detail on its business outlook during the conference call today.
Conference Call and Webcast Details
The company will discuss its financial and business results as well as its business outlook on its conference call at 4:30 PM EST today. This conference call will contain forward-looking information. The conference call will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the conference call will be posted at the company’s Investor Relations Web site at ir.lifetechnologies.com/annuals.cfm. The webcast can be accessed through the investor relations page of the Life Technologies’ website at ir.lifetechnologies.com/events.cfm. Alternatively, callers may listen to the live conference call by dialing 877-280-7473 (domestic) or 707-287-9370 (international) and use passcode 37699079. A replay of the webcast will be available on the Company’s website through Thursday, Tuesday, February 24, 2011.
About Life Technologies
Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology company dedicated to improving the human condition. Our systems, consumables and services enable researchers to accelerate scientific and medical advancements that make life even better. Life Technologies customers do their work across the biological spectrum, working to advance the fields of discovery and translational research, molecular medicine, stem cell-based therapies, food safety and animal health, and 21st century forensics. The company manufactures both molecular diagnostic and research use only products. Life Technologies’ industry-leading brands are found in nearly every life sciences lab in the world and include innovative instrument systems under the Applied Biosystems and Ion Torrent names, as well as, the broadest range of reagents with its Invitrogen, GIBCO, Ambion, Molecular Probes and Taqman products. Life Technologies had sales of $3.6 billion in 2010, employs approximately 11,000 people, has a presence in approximately 160 countries, and possesses one of the largest intellectual property estates in the life sciences industry, with approximately 3,900 patents and exclusive licenses. For more information on how we are making a difference, please visit our website: http://www.lifetechnologies.com.
Safe Harbor Statement
This press release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Some of the information contained in this press release, including, but not limited to, statements as to, financial projections, including revenue and non-GAAP earnings per share, momentum in 2011 and beyond, plans to sustain and expand organic growth and increase operating margins, industry trends and Life Technologies’ plans, objectives, expectations and strategy for its business, contains forward-looking statements that are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. Important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in filings made by Life Technologies with the Securities and Exchange Commission. Life Technologies undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.
Investor and Financial Contacts:
Eileen Pattinson
Investor Relations
(760) 603-7208
ir@lifetech.com

LIFE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

	For the three months				For the three months
(in thousands, except per share data)	ended December 31, 2010				ended December 31, 2009
(unaudited)	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$932,337	$1,301	(2)	$933,638	$871,115	$2,983	(2)	$874,098
Cost of revenues	330,940	(104	)(3)	330,836	306,145	—		306,145
Purchased intangibles amortization	83,401	(83,401	)(4)	—	69,345	(69,345	)(4)	—

Gross profit	517,996	84,806		602,802	495,625	72,328		567,953

Gross margin	55.6%			64.6%	56.9%			65.0%

Operating expenses:
Selling, general and administrative	270,001	(11,200	)(5)	258,801	252,996	(2,225	)(5)	250,771
Research and development	108,711	(10,119	)(5)	98,592	92,251	(811	)(5)	91,440
Purchased in-process research and development	—	—		—	1,692	(1,692	)(4)	—
Business consolidation costs	27,025	(27,025	)(6)	—	33,308	(33,308	)(6)	—

Total operating expenses	405,737	(48,344)		357,393	380,247	(38,036)		342,211

Operating income	112,259	133,150		245,409	115,378	110,364		225,742
Operating margin	12.0%			26.3%	13.2%			25.8%
Interest income	678			678	1,606	—		1,606
Interest expense	(36,289)	8,617	(7)	(27,672)	(47,282)	10,975	(7)	(36,307)
Loss on early retirement of debt	—	—		—	(5,665)	5,665	(8)	—
Other income (expense), net	385	(559	)(9)	(174)	7,172	4,572	(9)	11,744

Total other income (expense), net	(35,226)	8,058		(27,168)	(44,169)	21,212		(22,957)

Income from operations before provision for income taxes	77,033	141,208		218,241	71,209	131,576		202,785
Income tax provision	(6,465)	(39,466	)(10)	(45,931)	(22,297)	(30,862	)(10)	(53,159)

Net income	70,568	101,742		172,310	48,912	100,714		149,626
Net loss attributable to non-controlling interests	113	(98	)(11)	15	—	—		—

Net income attributable to controlling interest	$70,681	$101,644		$172,325	$48,912	$100,714		$149,626

Effective tax rate	8.4%			21.0%	31.3%			26.2%
Add back interest expense for subordinated debt, net of tax	—			—	22			22

Numerator for diluted earnings per share	$70,681	$101,644		$172,325	$48,934	$100,714		$149,648

Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.38			$0.93	$0.27			$0.84

Diluted earnings per share attributable to controlling interest	$0.37			$0.90	$0.26			$0.80

Weighted average shares used in per share calculation:
Basic	186,046			186,046	178,665			178,665
Diluted	191,227			191,227	187,343			187,343

(1)	The Company reports Non-GAAP results which excludes business consolidation costs, amortization of purchase accounting adjustments to deferred revenue, charges for acquired inventory revaluation, adjustments for contingent consideration remeasurement, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment, acquired asset impairment and non-cash charges associated with non-controlling interests to provide a supplemental comparison of the results of operations. In addition, charges related to non-cash interest expense incurred as a result of the retrospective application of the bifurcation requirement between equity and debt prescribed by the Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic of Debt with Conversion and Other Options, costs associated with the early termination of outstanding indebtedness and the impact from the divestiture of our joint venture have been excluded from Non-GAAP results.

(2)	Add back fair value amortization of purchased deferred revenue of $1.3 million and $3.0 million for the three months ended December 31, 2010 and 2009, respectively.

(3)	Add back noncash charges for purchase accounting inventory revaluations cost of $0.1 million for the three months ended December 31, 2010.

(4)	Add back amortization of purchased intangibles and write off of purchased in-process research and development.

(5)	Add back depreciation of purchase accounting property, plant, and equipment revaluations of $2.4 million and $3.0 million for the three months ended December 31, 2010 and 2009, respectively, and accelerated compensation expenses related to business acquisitions of $18.9 million for the three months ended December 31, 2010.

(6)	Add back business consolidation costs.

(7)	Add back charges related to non-cash interest expense as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options of $7.1 million and $11.0 million for the three months ended December 31, 2010 and 2009, respectively. Adjust for imputed finance charges of $1.5 million associated with contingent consideration on business acquisitions for the year ended December 31, 2010.

(8)	Add back loss on early retirement of debt.

(9)	Adjust foreign currency loss on repatriation of cash used for the Applied Biosystems merger of $0.4 million and acquired joint venture’s purchase accounting adjustment of $4.2 million for the three months ended December 31, 2009. Adjust for a discontinuance gain recognized on cash flow hedge of $0.6 million for the three months ended December 31, 2010.

(10)	Non-GAAP tax differs from GAAP tax expense primarily because certain acquisition related costs such as restructuring, amortization of purchased deferred revenue, charges for inventory revaluation, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment, amortization of in-process research and development and direct acquisition reserves are deducted for GAAP purposes but excluded for Non-GAAP purposes. Gains or losses relating to divestitures and one-time costs such as the loss on the early retirement of debt are also excluded for Non-GAAP purposes as they do not represent the on-going operations of the Company. In addition, GAAP net income includes interest expense with related income tax benefits as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options but excluded for Non-GAAP purposes. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(11)	Add back noncash charges for purchase accounting inventory revaluations and depreciation of purchase accounting property, plant, and equipment revaluations attributable to non-controlling interest, net of tax benefit.

LIFE TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

	For the year ended				For the year ended
(in thousands, except per share data)	December 31, 2010				December 31, 2009
(unaudited)	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$3,588,094	$6,746	(2)	$3,594,840	$3,280,344	$22,807	(2)	$3,303,151
Cost of revenues	1,188,199	5,360	(3)	1,193,559	1,173,057	(60,692	)(3)	1,112,365
Purchased intangibles amortization	293,754	(293,754	)(4)	—	282,562	(282,562	)(4)	—

Gross profit	2,106,141	295,140		2,401,281	1,824,725	366,061		2,190,786

Gross margin	58.7%			66.8%	55.6%			66.3%
Operating expenses:
Selling, general and administrative	1,023,179	(17,096	)(5)	1,006,083	987,116	(9,490	)(5)	977,626
Research and development	375,465	(12,208	)(5)	363,257	337,099	(3,241	)(5)	333,858
Purchased in-process research and development	1,650	(1,650	)(4)	—	1,692	(1,692	)(4)	—
Business consolidation costs	93,450	(93,450	)(6)	—	112,943	(112,943	)(6)	—

Total operating expenses	1,493,744	(124,404)		1,369,340	1,438,850	(127,366)		1,311,484

Operating income	612,397	419,544		1,031,941	385,875	493,427		879,302
Operating margin	17.1%			28.7%	11.8%			26.6%
Interest income	4,266	—		4,266	4,698	—		4,698
Interest expense	(152,322)	39,582	(7)	(112,740)	(192,911)	42,851	(7)	(150,060)
Loss on early retirement of debt	(54,185)	54,185	(8)	—	(12,478)	12,478	(8)	—
Gain on divestiture of equity investments	37,260	(37,260	)(9)	—	—	—		—
Other income (expense), net	(5,864)	5,500	(10)	(364)	9,362	26,852	(10)	36,214

Total other income (expense), net	(170,845)	62,007		(108,838)	(191,329)	82,181		(109,148)

Income from operations before provision for income taxes	441,552	481,551		923,103	194,546	575,608		770,154
Income tax provision	(63,694)	(182,994	)(11)	(246,688)	(49,952)	(169,314	)(11)	(219,266)

Net income	377,858	298,557		676,415	144,594	406,294		550,888
Net loss attributable to non-controlling interests	437	(290	)(12)	147	—	—		—

Net income attributable to controlling interest	$378,295	$298,267		$676,562	$144,594	$406,294		$550,888

Effective tax rate	14.4%			26.7%	25.7%			28.5%
Add back interest expense for subordinated debt, net of tax	171			171	170			170

Numerator for diluted earnings per share	$378,466	$298,267		$676,733	$144,764	$406,294		$551,058

Earnings per common share:
Basic earnings per share attributable to controlling interest	$2.06			$3.69	$0.82			$3.13

Diluted earnings per share attributable to controlling interest	$1.99			$3.55	$0.80			$3.04

Weighted average shares used in per share calculation:
Basic	183,398			183,398	175,872			175,872
Diluted	190,591			190,591	181,415			181,415

(1)	The Company reports Non-GAAP results which excludes business consolidation costs, amortization of purchase accounting adjustments to deferred revenue, purchased in process research and development, charges for acquired inventory revaluation, adjustments for contingent consideration remeasurement, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment, acquired asset impairment and non-cash charges associated with non-controlling interests to provide a supplemental comparison of the results of operations. In addition, charges related to non-cash interest expense incurred as a result of the retrospective application of the bifurcation requirement between equity and debt prescribed by the Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic of Debt with Conversion and Other Options, costs associated with the early termination of outstanding indebtedness and the impact from the divestiture of our joint venture have been excluded from Non-GAAP results.

(2)	Add back fair value amortization of purchased deferred revenue of $6.7 million and $22.8 million for the year ended December 31, 2010 and 2009, respectively.

(3)	Add back noncash charges for purchase accounting inventory revaluation cost and adjust contingent consideration remeasurement gain of $0.9 million and $6.3 million for the year ended December 31, 2010, respectively, and $60.7 million and zero for for the year ended December 31, 2009, respectively.

(4)	Add back amortization of purchased intangibles and write off of purchased in-process research and development.

(5)	Add back depreciation of purchase accounting property, plant, and equipment revaluations of $10.4 million and $12.7 million for the year ended December 31, 2010 and 2009, respectively, and accelerated compensation expense related to business acquisitions of $18.9 million for the year ended December 31, 2010.

(6)	Add back business consolidation costs.

(7)	Add back charges related to non-cash interest expense as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options of $38.0 million and $42.9 million for the year ended December 31, 2010 and 2009, respectively. Adjust for imputed finance charges of $1.5 million associated with contingent consideration on business acquisitions for the year ended December 31, 2010.

(8)	Add back loss on early retirement of debt.

(9)	Adjust for gain on divestiture of equity investments.

(10)	Adjust foreign currency loss on repatriation of cash used for the Applied Biosystems merger of $0.9 million and acquired joint venture’s purchase accounting amortization of $25.9 million for the year ended December 31, 2009. Adjust for gain on impaired security recovery of $7.1 million, a discontinuance gain on cash flow hedge of $0.6 million and gain on foreign currency related to joint venture divestiture of $1.0 million offset by loss on discontinuance of cash flow hedge of $12.9 million and joint venture purchase accounting adjustment of $1.2 million for the year ended December 31, 2010.

(11)	Non-GAAP tax differs from GAAP tax expense primarily because certain acquisition related costs such as restructuring, amortization of purchased deferred revenue, charges for inventory revaluation, amortization of acquired intangibles, depreciation of acquired property, plant, and equipment, amortization of in-process research and development and direct acquisition reserves are deducted for GAAP purposes but excluded for Non-GAAP purposes. Gains or losses relating to divestitures and one-time costs such as the loss on the early retirement of debt are also excluded for Non-GAAP purposes as they do not represent the on-going operations of the Company. In addition, GAAP net income includes interest expense with related income tax benefits as a result of the provision adopted in accordance with the ASC Topic of Debt with Conversion and Other Options but excluded for Non-GAAP purposes. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(12)	Add back noncash charges for purchase accounting inventory revaluations and depreciation of purchase accounting property, plant, and equipment revaluations attributable to non-controlling interest, net of tax benefit.

LIFE TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year
	ended December 31,
(in thousands)(unaudited)	2010	2009
Net income	$377,858	$144,594
Add back amortization and share-based compensation	386,621	453,594
Add back depreciation	122,978	115,691
Balance sheet changes	(101,435)	(87,825)
Other noncash adjustments	(46,933)	88,417

Net cash provided by operating activities	739,089	714,471
Capital expenditures	(124,817)	(180,631)

Free cash flow	614,272	533,840
Net cash provided by (used in) investing activities	5,013	(77,367)
Net cash used in financing activities	(407,808)	(242,341)
Effect of exchange rate changes on cash	5,505	46,525

Net increase in cash and cash equivalents	$216,982	$260,657

LIFE TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009
(in thousands)	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$854,801	$648,074
Trade accounts receivable, net of allowance for doubtful accounts	587,456	591,058
Inventories	323,318	353,222
Prepaid expenses and other current assets	280,950	203,810

Total current assets	2,046,525	1,796,164

Long-term assets	7,439,674	7,319,576

Total assets	$9,486,199	$9,115,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$347,749	$481,701
Accounts payable, accrued expenses and other current liabilities	798,636	904,022

Total current liabilities	1,146,385	1,385,723

Long-term debt	2,727,624	2,620,089
Other long-term liabilities	1,174,161	1,083,260
Equity	4,438,029	4,026,668

Total liabilities and equity	$9,486,199	$9,115,740